GLOBAL ENGINE GROUP HOLDING LIMITED May 2024 Issuer Free Writing Prospectus dated May 30, 2024 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated Oct. 11, 2023 Registration No. 333 - 266919

DISCLAIMER

The information in this presentation is provided to you Global Engine Limited (the "Company") for use during a testing-the-waters meeting pursuant to Section 5(d) of the U.S. Securities Act of 1933, as amended (the "Securities Act"), solely for informational purposes. It does not constitute an offer or invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. Specifically, this presentation does not constitute a "prospectus" within the meaning of the Securities Act. No part of these materials shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. We recommend that you seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this presentation.

No securities of the Company may be sold in the United States without registration with the United States Securities and Exchange Commission (the "SEC") or an exemption from such registration pursuant to the Securities Act and the regulations enacted thereunder. Any public offering of the Company's securities to be made in the United States will be made solely by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company and its management as well as the financial statements of the Company and risks and uncertainties associated with its business and industry. No part of this presentation and the information contained herein shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made solely on the basis of the information contained in the prospectus. The prospectus will be made publicly available in due course and can be obtained free of charge from the SEC's website at www.sec.gov. By attending this presentation, you represent to us that you are a "qualified institutional buyer" as such term is defined under Rule 144A under the Securities Act, or you are an institution that is an "accredited investor" as such term is defined under Rule 501(a) under the Securities Act, whether you are in the United States or outside of the United States.

The information in this presentation has been prepared by the Company. Certain of the information included herein was obtained from various sources, including third parties, and has not been independently verified. No representations or warranties, expressed or implied, are made by the Company, any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or the underwriters; no reliance should be placed on the accuracy, fairness or completeness of the information presented or contained in these materials. This presentation does not constitute legal, regulatory, accounting or tax advice to you and should not be considered as any form of financial opinion or recommendation by the Company or any other party. Neither the Company nor any of its affiliates, shareholders, directors, employees, agents, advisers or representatives nor the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in, or omission from, these materials. The information presented or contained in these materials is subject to change without notice and its accuracy is not guaranteed. This presentation shall neither be deemed as an indication of the state of affairs of the Company nor constitute an indication that there has been no change in the business affairs of the Company since the date hereof or since the dates as of which information is given herein. Past performance does not guarantee or predict future performance. This presentation also does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company, and these materials are qualified in their entirety by reference to the detailed information appearing in the prospectus.

This presentation contains statement that constitute forward-looking statements, including statements related to industry developments and the Company's future financial or business performance, strategies or expectations. These statements can be identified, and they do not relate strictly to historical or current facts. These materials contain statements that reflect the Company's beliefs and expectations about the future. These forward-looking statements are based on a number of assumptions about the Company's operations and other factors, many of which are beyond the Company's control, and accordingly, actual results may differ materially from these forward-looking statements. The Company, its affiliates, shareholders, directors, employees, agents, advisors and representatives and the underwriters assume no obligation to and do not undertake to revise or update such forward-looking statements to reflect future events or circumstances.

These materials are highly confidential and are being given solely for your information and for your use only in connection with this presentation. The information contained herein may not be copied, reproduced, redistributed, or otherwise disclosed, in whole or in part, to any other person in any manner. By attending this presentation, you agree not to copy, reproduce, redistribute, or otherwise disclose, or remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided and to keep the contents of this presentation and these materials confidential. You must return this presentation and all other materials provided in connection herewith to the Company at the completion of the presentation. Any failure to comply with these restrictions may constitute a violation of applicable securities laws. The distribution of any information herein in other jurisdictions may be restricted by law and persons into whose possession this information comes should inform themselves about, and observe, any such restrictions.

This presentation speaks as of May 30, 2024. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company, any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or the underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

GLOBAL ENGINE GROUP HOLDING LIMITED | Page 2

PRELIMINARY OFFERING SUMMARY • GLOBAL ENGINE GROUP HOLDING LIMITED Issuer • NASDAQ Capital Market / GLE Listing / Ticker • Initial Public Offering Offering Type • $10 million - $12.5 million (excluding 15% over - allotment option) Offering Size • $4.00 - $5.00 per share Offering Price • Brand promotion and marketing (25%) • Recruitment of talented personnel (25%) • Strategic investments and acquisitions (25%) • General working capital (25%) Use of Proceeds • R.F. Lafferty & Co., Inc. Sole Book - running Manager • TBD Anticipated Pricing Date Note : Please see offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investment may be speculative, illiquid and there is a risk of loss . GLOBAL ENGINE GROUP HOLDING LIMITED | Page 3 AH0

OUTLINE COMPANY OVERVIEW INDUSTRY OVERVIEW GROWTH STRATEGIES INVESTMENT HIGHLIGHTS FINANCIALS APPENDIX GLOBAL ENGINE GROUP HOLDING LIMITED | Page 4

About Us 01 Established in 2018, we are an integrated solutions provider in information and communications technologies ( “ ICT ” ), system integration and other technical consultation services in Hong Kong and the Asia Pacific region. 02 We aim to further develop our businesses in the Greater Bay Area in Southern China and South - East Asia （ “ SEA”) , with strategic focus on Internet - of - Things (“IoT”) and cloud computing. Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 5

Our Business We are a Service Based Operator (SBO) license holder (License No. 1795) authorized by the Hong Kong Office of Communications Authority (OFCA) to provide International Value - Added Network Services (IVANS). Our target customer groups include • Telecom Operators • Data Center and Cloud Computing Service Providers • IoT Solutions Providers, Resellers, and Users We focus on • Delivering comprehensive ICT solutions to address customers’ business and financial needs • Serving broad range of leading ICT service providers • Investing in engineering and technology to stay on the forefront of technology trends Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 6

ICT Solution Services Technical Services Including cloud platform deployment, IT system design and configuration services, maintenance services, data center colocation service and cloud service. Project Management Services Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 7 Technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as IoT projects. Enhancing productivity and collaboration management and enables successful implementations and adoption of solutions for customers. Our Services

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Company Overview | Industry Overview | Growth Strategies | Investment Highlights | Financials

Board of Directors

Andrew, LEE Yat Lung

Chief Executive Officer, Chairman, Director and Acting Principal Financial Officer and Accounting Officer

- Mr. Lee has been CEO of GEL since May 2018.
- Mr. Lee will continue as acting Principal Officer and Accounting Officer until the appointment of a CFO.
- He has over 25 years of experience in the information and communication technologies industry.
- Previously, Mr. Lee worked at 21Vianet Group Limited as managing director from September 2015 to March 2018.
- From October 2002 to March 2014, he held various positions at Hutchison Telecom Hong Kong Limited, including commercial director.
- Mr. Lee has expertise in sales, marketing, business development, project management, and mergers and acquisitions ("M&A") activities.
- He holds an MBA from the University of Surrey, obtained in October 1998.

SUNG Pui Hei

Chief Financial Officer Nominee and Director Nominee

- Mr. Sung will be the CFO and Director of the Company upon the registration statement's effectiveness.
- He has over 14 years of experience in auditing, corporate accounting, and financial management.
- Previous roles include manager at Ernst & Young Hong Kong and CFO/company secretary at Shenglong Splendecor International Limited.
- Mr. Sung is currently the CFO of Maxgrand Limited.
- He holds a Bachelor of Business Administration degree from The Hong Kong Polytechnic University.
- Mr. Sung is a practicing and fellow member of the Hong Kong Institute of Certified Public Accountants (the "HKICPA").

GLOBAL ENGINE GROUP HOLDING LIMITED | Page 8

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Company Overview | Industry Overview | Growth Strategies | Investment Highlights | Financials

Experienced Management Team

CHAN Kin Wah

Independent Director Nominee

- Mr. Chan currently serves as a general manager in NWS Holdings Limited, overseeing logistics, retail, and healthcare.
- Mr. Chan has extensive experience in accounting, finance, project management, and M&A.
- He holds a Bachelor of Commerce degree in Accountancy from the University of Wollongong.
- Mr. Chan is a member of the HKICPA and CPA Australia.

HUNG Man Ching

Independent Director Nominee

- Mr. Hung has over 20 years of experience in IT and software development.
- Currently, Mr. Hung is the CEO of Crossover International Co. Ltd.
- He holds a Bachelor of Science degree in Computer Science from The University of Hong Kong and MBA and MSc degrees from the Hong Kong University of Science & Technology.
- Mr. Hung also serves as a part-time lecturer at The Hong Kong Polytechnic University.

CHEUNG Chi Hung

Independent Director Nominee

- Mr. Cheung has over 30 years of experience in telecom and technology.
- Mr. Cheung is an entrepreneur, founder of start-ups in the TMT market.
- Currently, he is the executive director and CEO of ARDGO Labs Limited.
- He is also the co-founder and executive director of M800 Group Limited.
- Mr. Cheung holds a Higher Certificate in Electronic Engineering from The Hong Kong Polytechnic University.

GLOBAL ENGINE GROUP HOLDING LIMITED | Page 9

Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 10 Our Target Customers Groups 5.3 14.5 0 5 10 15 20 Global Telecom Consulting Market Value USD Billion 2021 2030E 88.9 154.6 0 50 100 150 200 Global Cloud Managed Services Market Size USD Billion 2023 2028E 389.8 437 360 380 400 420 440 460 Spending on IoT in Asia Pacific USD Billion 2021 2025E • Rapid rollout of 5G, cloud services and AI increases demand for system, infrastructure upgrade. • Target Hong Kong & SEA markets: 5G reached over 90% of the Hong Kong population as of March, 2023. Hong Kong’s fixed - broadband network achieved over 99% household penetration rate, with 85% of the household enjoyed high - speed broadband services. 11.8% CAGR • SEA cloud computing market revenue estimated to reach $40.3 billion by 2025, driven by increasing demand for cloud computing among small and medium - size businesses. 12.0% CAGR • Our target customers include providers offering system design, planning, development and operation services to technology companies who seek to transform their service offerings through adoption of the IoT technology and platform in Hong Kong and the SEA region. 12.1% CAGR Source : T elecom Consulting Market Research Report: By Network Type, Service, Application - Global Industry Analysis and Growth Forecast to 2030; OFCA Trading Fund Report 2020/21; Fortune Business Insights, October 2020; Adroit Market Research, December 2018; International Data Corporation (IDC), January 2022.

Increasing acceleration of migration to the cloud We expect COVID - 19 pandemic has accelerated cloud adoption not just as a technological shift, but also as an operating model as companies recognize the limitations of their current environments and struggle with the impact of the pandemic on their businesses today. Multi - cloud strategy Over the past several years, cloud architectures and cloud - enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern ICT. Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 11 Key Trends Impacting ICT Market

Reduction in the number of ICT solutions providers • Customers are seeking to reduce the number of solutions providers to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. • Customers are looking to find ICT solutions providers that can provide a whole suite of solutions for their ICT needs. Need for third - party services We believe that customers are becoming increasingly reliant upon third - party service providers, such as us, to manage significant aspects of their technical environment, from design, implementation, pre - and post - sales support, to maintenance, engineering, cloud management, security operations, and other services. GLOBAL ENGINE GROUP HOLDING LIMITED | Page 12 Key Trends Impacting ICT Market Company Overview Industry Overview Investment Highlights Growth Strategies Financials

Lack of sufficient internal ICT resources at mid - sized and large enterprises ICT departments at small, mid - sized, and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in - demand disciplines such as security and data analytics. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own ICT systems. GLOBAL ENGINE GROUP HOLDING LIMITED | Page 13 Key Trends Impacting ICT Market Company Overview Industry Overview Investment Highlights Growth Strategies Financials Customer ICT decision - making is shifting from ICT departments to line - of - business personnel, changing the customer engagement model and types of consultative services required. Disruptive technologies ICT decision - making shifting to business stakeholders

We intend to invest in new business ventures to facilitate the growth of our business and create more sources of revenue. Company Overview Industry Overview Investment Highlights Growth Strategies Financials Growth Strategies 3 1 2 Growth in IoT and Cloud Computing Merger & Acquisition and Investment in New Business Ventures Build Our Geographic Footprint GLOBAL ENGINE GROUP HOLDING LIMITED | Page 14 Further develop business in the SEA region, with a strategic focus on IoT and Cloud Computing, by partnering with fast - growing technology companies in the domestic markets. We intend to expand our business from Hong Kong to SEA region. AH0

Company Overview Industry Overview Investment Highlights Growth Strategies Financials Growth Strategies 4 5 Inorganic Growth Recruit, Retain, and Develop Employees GLOBAL ENGINE GROUP HOLDING LIMITED | Page 15 • We've partnered with a related company to employ experienced professionals at lower costs for our operations. • We plan to use 25% of the offering proceeds to hire more experienced staff for administrative, executive, and accounting roles to support our growing business. • We actively and routinely evaluate acquisition opportunities aligned with our strategic expansion goals. • We will continue to target and pursue such acquisitions that expand service offerings and capabilities, add differentiated talent and expand our client base.

Large Addressable Market with Substantial Growth Opportunities Driven by Increasing ICT Complexity • We specialize in ICT, with a focus on data center, network, cloud, security, virtualization, and emerging segments. Our professional solutions excel in the high - growth IT sector, covering data centers, cybersecurity, incident response, SD - WAN, IoT, and complex networks. • Our customers include small enterprises and telecom providers. They rely on us due to their limited capacity to meet user demands. • There is strong demand for our services in the small to medium - sized business segment. We aim to capture a significant portion of new ICT spending. Business Model Serving Entire ICT Lifecycle We believe we are a trusted ICT advisor to our clients. We deliver unique products and services to help our clients meet their complex ICT needs. Our comprehensive solutions cover the entire ICT lifecycle, including problem assessment, architecture design, solution procurement, implementation, and ongoing professional services. 01 02 01 02 Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 16 Competitive Strengths

Deep Expertise in Advanced Technology to Address Cloud, Security, Digital Infrastructure and other Emerging IT Trends We believe our customers choose us for their complex ICT services needs based on our track record of delivering high - quality solutions, providing value - added services, and our strong relationships with established and emerging industry leaders like CITD, VNET Group, Inc., and Nexsen Limited. Strategic Ability to Design and Integrate Cloud Solutions Across Multiple Partners • We believe our expertise in architecting data center and cloud environments allows us to provide differentiated solutions for customers transitioning critical workloads to the cloud. • With strong networking and security foundations, we facilitate multi - cloud strategies and cost management. • Leveraging partnerships with CITD, VNET Group, Inc., Nexsen Limited, and our professional services, we help customers achieve desired outcomes. 03 02 01 04 04 Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 17 Competitive Strengths

Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 18 Selected Financial Metrics 30.9 22.6 0 5 10 15 20 25 30 35 For the six months ended December 31 Revenue (in Hong Kong Dollar (“HKD”) millions) 2022 2023 76% 24% Cloud services and data center managed services Telecommunication, consultancy and related services 43% 57% Half year ended December 31, 2023 Half year ended December 31, 2022 Revenue by Service Lines Note : [ 1 ] Please see offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investment may be speculative, illiquid and there is a risk of loss . [ 2 ] Company’s half year ends on December 31 st .AH0

Company Overview Industry Overview Investment Highlights Growth Strategies Financials GLOBAL ENGINE GROUP HOLDING LIMITED | Page 19 Selected Financial Metrics 4.5 3.5 0 1 2 3 4 5 For the half years ended December 31 Gross Profit (in HKD millions) 2022 2023 1.7 0.7 0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1.8 For the half years ended December 31 Net Income (in HKD millions) 2022 2023 Note : [ 1 ] Please see offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investment may be speculative, illiquid and there is a risk of loss . [ 2 ] Company’s half year ends on December 31 st .

APPENDIX: GLOBAL ENGINE GROUP HOLDING LIMITED CONSOLIDATED BALANCE SHEETS

APPENDIX: GLOBAL ENGINE GROUP HOLDING LIMITED CONSOLIDATED STATEMENTS OF INCOME

APPENDIX: GLOBAL ENGINE GROUP HOLDING LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS

Thank You Company Global Engine Group Holding Limited andrew.lee@globalengine.com.hk +852 9198 - 1015 www.globalengine.com.hk Underwriter R.F. Lafferty & Co., Inc. info@rflafferty.com +1 212 - 293 - 9090 www.rflafferty.com